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                                                                EXHIBIT 99.3

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports Revision to Second Quarter 2005 Results

      Chesterfield, MO - August 8, 2005 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) today announced a downward revision to its second quarter 2005 financial results previously announced in its earnings release dated August 2, 2005.

         The Company originally announced net income of $3.6 million, or $0.13 per diluted share, for the second quarter of 2005. The revised net income for the quarter is $2.7 million, or $0.10 per diluted share.

         The adjustment of $0.9 million, or $0.03 per diluted share, relates solely to the August 4th publication of a revised "cost estimate to complete" for an isolated project that has been heavily impacted by an ongoing contract claim condition in the Company's tunneling group. The project, which is now roughly 70% complete, has been the subject of at least two substantial contract claim conditions for which the Company is currently preparing documentation to substantiate its claim to the customer for additional reimbursement. Including the revisions noted above, the Company believes that it has taken account of all of the estimated and anticipated costs to complete this project, yet has not to-date taken any offset for the anticipated recoveries from this claim. The Company intends to report recoveries for these claims as soon as the claims documentation meets the Company's accounting policy for revenue recognition, which may take place as soon as the third quarter of 2005.

         The Company made this adjustment in connection with the Company's monthly process of reviewing and updating the financial and operating performance of its projects.

         The Company will update all other financial information previously reported in its August 2, 2005 press release that is affected by this adjustment in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which is scheduled to be filed on Tuesday, August 9, 2005.

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

      This news release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc. and on management's beliefs and assumptions. When used in this news release, the words "anticipate," "estimate," "believes," "plans," and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such forward-looking statements include, among others, the Company's belief with respect to estimated and anticipated costs to complete on-going projects and the Company's belief that its documentation will substantiate contract claim conditions. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

CONTACT:  Insituform Technologies, Inc.
          Christian G. Farman, Senior Vice President and CFO
          (636) 530-8000